Exhibit 10.1

[Charlotte Russe letterhead]

December 5, 2006

Daniel T. Carter

Dear Dan:

This letter confirms our discussions and agreement with respect to your resignation of your employment with Charlotte Russe Holding, Inc. and its subsidiaries (the “Company”), and your provision of associated transition services to the Company in the interim (the “Agreement”). When signed by you, this agreement shall supersede and be in place of any prior agreements or understandings between us (including without limitation the offer letter between us dated August 10, 2005) and shall be the sole and exclusive agreement between us pertaining to your employment with the Company.

Resignation. You hereby submit, and the Company hereby accepts, your resignation of your position as Executive Vice President, Chief Financial Officer (“CFO”) and all other positions held by you with the Company (including any of its subsidiaries) effective on the earlier of: i) June 30, 2007 or ii) the date on which a new CFO commences employment with the Company (such earlier date, the “Resignation Date”).

Extension of Service. You may elect to extend your employment with the Company through and including September 29, 2007 (the “Extension Date”) on the earlier of the following two dates, as applicable (provided that you then remain employed by the Company): i) on a date within five (5) days following the date upon which a new CFO commences employment with the Company, or ii) on June 30, 2007, in the event a new CFO has not commenced employment with the Company by such date.

Duties. Prior to the hiring of a new CFO, you will continue to serve as the Company’s CFO, and, additionally you will assist the Company in hiring and successfully completing the transition to a new CFO who will assume the duties you currently perform. Following the hiring of a new CFO you will, as directed by the Company’s Chief Executive Officer (the “CEO”), assist in transition-related projects or such other projects as designated by the CEO. You will continue to perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

Base Salary. Your base salary will continue to be paid at the rate of $338,000.00 gross per year, paid on a bi-weekly basis. All payments under this paragraph or any other paragraph of this Agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable federal and state withholdings.

Performance Bonus. You will not be eligible for an annual bonus for fiscal year 2007.

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Benefits. You will continue to accrue paid vacation (according to the Company’s stated vacation policy), to be taken at such times as you and Company mutually agree upon. You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company, as in effect from time to time, subject to Company’s right to modify or terminate such plans or benefits at any time with respect to employees of similar rank and title. You shall be eligible to take all accrued and unused vacation and/or paid time off prior to either the Resignation Date or the Extension Date, as applicable.

Separation Pay. Provided that you do not elect to extend your employment as specified above and provided that within thirty (30) days following the Resignation Date you deliver to the Company a fully effective Release and Waiver in the form attached as Exhibit A hereto, you will receive separation pay equivalent to your base salary set forth above for a period of six (6) months following the Resignation Date. In the event that you elect to extend your employment as specified above, then, provided that within thirty (30) days following the Extension Date you deliver to the Company a fully effective Release and Waiver in the form attached as Exhibit A hereto, you will receive separation pay equivalent to your base salary for the period, if any, commencing on the day following the Extension Date and ending on the date six (6) months following the Resignation Date.

COBRA Reimbursement. During any period in which you are entitled to receive separation pay as described above, provided that you timely elect continued insurance coverage under COBRA, the Company will reimburse you for qualifying health insurance premiums paid by you during such period for you and your immediate family to the same extent the Company previously paid such premiums under its policies in effect on the Resignation Date or the Extension Date, as applicable, subject to the Company’s receipt of appropriate documentation evidencing such continuation payments.

Application of Internal Revenue Code Section 409A. If the Company determines that any of the post-employment payments provided by this Agreement fail to satisfy the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payments shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Company may attach conditions to or adjust the amounts paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

Termination of Employment. Notwithstanding anything to the contrary set forth herein, if the Company terminates your employment for Cause, or you terminate your employment other than as specified above, the Company’s only obligation to you under this Agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment.

For purposes of this Agreement, “Cause” means willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the

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Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures, or otherwise constitutes unethical or detrimental business conduct; (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; or (vii) any other willful act or omission which, in the opinion of the Board of Directors of the Company has, or is reasonably likely to have, a material adverse impact upon the Company or its reputation; provided, however, that with respect to the first occurrence of any of the acts specified in clauses (i), (v), (vii) and (vii) above, you will have an opportunity to cure such act, violation or condition after receiving written notice from the Company. The amount of time to cure such act, violation or condition shall be in the sole discretion of the Company.

Restricted Activities. During any time you receive compensation from the Company pursuant to this Agreement you will not, directly or indirectly, i) be connected as an officer, employee, Board member, consultant, advisor, owner or otherwise (whether or not for compensation) with any business which directly competes with the Company (including any of its subsidiaries) in the junior fast fashion retail sector, or ii) solicit, induce, or otherwise encourage any employee of the Company (including any of its subsidiaries) to leave or terminate such employment. Other than in connection with the performance of your duties for the Company, you will not disclose to any person or entity any information obtained by you while in the employ of the Company the disclosure of which may be adverse to the interests of the Company or use any such information to the detriment of the Company. You understand that your commitments in this paragraph are in exchange for the Company’s commitments to you in this Agreement, and that the restrictions contained in the preceding two sentences apply in the event you continue to receive compensation from the Company after your employment terminates, regardless of the reason for such termination. In the event you violate your commitments in this paragraph, your rights to continued payments from the Company pursuant to this Agreement shall immediately terminate and no longer be of any force or effect.

Miscellaneous. The headings in this Agreement are for convenience only and do not affect the meaning hereof. This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, whether written or oral, with respect to your employment and compensation and all matters pertaining thereto. This Agreement shall be governed by and construed in accordance with the law of the State of California.

Disputes. Any dispute between the Company and you concerning the meaning or interpretation of this Agreement, or any alleged breach thereof, shall be resolved in a binding arbitration to be conducted in San Diego, California, before a single neutral arbitrator to be selected by the parties from a list of arbitrators on the Employment Dispute Panel of the Judicial Arbitration and Mediation Service. Arbitration shall be initiated by the party desiring arbitration by serving written notice to the other. Said arbitration shall be conducted no later than 120 days following the date of said written notice, absent the written agreement of the parties otherwise. The prevailing party in such an arbitration shall be entitled to costs of suit and attorneys’ fees, in addition to any award by the arbitrator.

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Partial Invalidity. If the application of any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall not be affected, but will continue to be given full force and in effect as if the part held invalid or unenforceable bad not been included.

Acceptance. In accepting the terms and conditions reflected in this Agreement, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement. If this Agreement reflects your understanding, please sign and return a copy to me, whereupon it shall become a binding contract between the Company and you.

Very truly yours,

Charlotte Russe Holding, Inc.

By:	/s/ Mark A. Hoffman
Mark A. Hoffman, President and Chief Executive Officer

Accepted and Agreed To:

/s/ Daniel T. Carter	Date: 12/5/06
Daniel T. Carter

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in that certain letter agreement dated December 5, 2006 (the “Letter Agreement”), to which this form is attached, I, Daniel T. Carter, hereby furnish Charlotte Russe Holding, Inc. and its subsidiaries and affiliates (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Letter Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

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This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
DANIEL T. CARTER

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